Exhibit 99.1

Editors Contact
Cynthia Hoye
Cynthia.Hoye@MarketSmartNow.com
408.239.0717
Scio Diamond Technology Corp. Reports Third Quarter Results
Company continues to execute business plan
GREENVILLE, SC, February 13, 2015 –Scio Diamond Technology Corp. (OTCBB: SCIO), a leading lab-grown diamond producer, announced financial results for the fiscal 2015 third quarter ended December 31, 2014.

“This was a very important quarter for Scio Diamond, strategically and operationally,” said Gerald McGuire, president and CEO.  “This quarter’s successful go-to-market activities, $4.5 million in new funding and operational and product quality improvements are positioning the Company for future growth.”

“While our product revenue is up slightly quarter-to-quarter, our main focus has been on growing diamonds to deliver to the market,” he continued.

In December, Scio Diamond closed $2.5 million in growth funding from Heritage Gemstone Investors (HGI).  A portion of the HGI funding was used to significantly reduce its borrowing costs by obtaining a new interest rate of 7.25% to replace the original loan rate of 18%. The rest of the funds from HGI were earmarked to double production capacity.

In December, the Company formally launched a joint venture with Renaissance Diamonds Inc. to develop and deliver high-quality, lab-grown fancy-colored diamonds to the gem and jewelry market. Scio Diamond produces the diamonds and Renaissance finishes and distributes them to national retailers, wholesalers and more than 500 independent retailers.

Operational advances included an increase in the average size of the Company’s rough diamonds by 45% and higher production yield by 7%. The Company also increased factory reliability, as measured by uptime, by more than 8%.
Third Quarter Results
Scio Diamond generated product revenue of $109,358 in Q3 FY 2015, an increase of 16.4%, or $15,443, from $93,915 in product revenue in the year-ago quarter. The increase related primarily to an increase in the price of units sold.
Total revenue was $109,358 in Q3 FY 2015, a decrease of $234,557 from $343,915 of total revenue in the year-ago quarter. The decrease is due to the company recognizing no licensing revenue during Q3 FY 2015, while it recognized $250,000 of licensing revenue during the same quarter the previous year. Cost of goods sold for Q3 FY 2015 was $495,410, a decrease of 3.5%, or $17,735, from $513,145 for Q3 FY 2014. The decrease in cost of goods sold was primarily due to cost efficiencies from reduced headcount and lower depreciation offset by higher property taxes on manufacturing equipment.
Combined operating expenses, consisting of professional and consulting, salaries and benefits, rent and facilities, marketing, and general and administrative expenses, were $420,671 for Q3 FY 2015, a decrease of 4.4%, or $19,560, from $440,231 for the year-ago quarter.  The decrease in combined operating expenses in Q3 FY 2015 was primarily due to reduced executive compensation included in salaries and benefits during the quarter.
Depreciation and amortization expense was $199,931 for Q3 FY 2015, compared to $200,018 for Q3 FY 2014.

The third quarter of FY 2015 included a one-time forgiveness of legal accounts payable of $(165,453) due to a settlement with a former Company vendor and a non-cash loss on impairment of in-process research and development of $418,065 related to the Company determining that certain projects will no longer be pursued for commercial development.  There were no one-time items for Q3 FY 2014.
Loss from operations in Q3 FY 2015 was $(1,259,266), compared to $809,479 for the year-ago quarter.
Cash and cash equivalents were $1,090,858 at December 31, 2014 versus $47,987 at March 31, 2014. This increase in cash was due to the Company’s successful debt refinancing that provided for increased borrowing at lower interest rates and the completion of a recent equity offering.
“This has been a positive transitional quarter.  We are continuing to execute our business plan and we are pleased with the recent positive strategic and operational developments,” explained McGuire.

About Scio Diamond
Scio Diamond employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal near colorless and fancy-colored diamonds for the jewelry market in a controlled laboratory setting.  Lab-grown diamonds are chemically, physically and optically identical to “earth-mined” diamonds. Scio’s technology offers the flexibility to produce lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds. Scio also delivers diamond materials for advanced industrial, medical and semiconductor applications.  www.sciodiamond.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The condensed statements of operations, balance sheets and statements of cash flows are unaudited.

SCIO DIAMOND TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
For the Three and Nine Months ended December 31, 2014 and 2013
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenue
Product revenue, net	$109,358	$93,915	$292,672	$589,129
Licensing revenue	—	250,000	375,000	250,000

Revenue, net	109,358	343,915	667,672	839,129

Cost of goods sold
Cost of goods sold	495,410	513,145	1,277,178	1,740,932

Gross deficit	(386,052)	(169,230)	(609,506)	(901,803)

General and administrative expenses
Professional and consulting fees	142,699	104,131	309,695	1,097,030
Salaries and benefits	127,668	186,967	688,368	612,405
Rent, equipment lease and facilities expense	36,772	37,101	108,803	112,349
Marketing costs	13,198	15,300	32,065	41,716
Depreciation and amortization	199,931	200,018	600,179	599,910
Corporate general and administrative	100,334	96,732	282,593	282,091
Forgiveness of legal accounts payable	(165,453)	—	(165,453)	—
Loss from impairment of in-process research and development	418,065	—	418,065	—

Loss from operations	(1,259,266)	(809,479)	(2,883,821)	(3,647,304)

Other expense
Interest expense	(60,025)	(55,756)	(192,190)	(102,702)

Net loss	$(1,319,291)	$(865,235)	$(3,076,011)	$(3,750,006)

Loss per share
Basic:
Weighted average number of shares outstanding	53,701,988	50,264,312	51,705,910	49,303,267
Loss per share	$(0.02)	$(0.02)	$(0.06)	$(0.08)
Fully diluted:
Weighted average number of shares outstanding	53,701,988	50,264,312	51,705,910	49,303,267
Loss per share	$(0.02)	$(0.02)	$(0.06)	$(0.08)

SCIO DIAMOND TECHNOLOGY CORPORATION
CONDENSED BALANCE SHEETS
As of December 31, 2014 and March 31, 2014
(Unaudited)

	December 31,	March 31,
	2014	2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,090,858	$47,987
Accounts receivable, net	92,894	42,085
Other receivables	—	89,192
Inventory, net	215,202	152,817
Deferred contract costs	55,739	—
Prepaid expenses	43,569	79,078
Prepaid rent	23,050	23,050

Total current assets	1,521,312	434,209

Property, plant and equipment
Facility	904,813	899,499
Manufacturing equipment	3,192,350	3,171,656
Other equipment	71,059	71,059
Total property, plant and equipment	4,168,222	4,142,214
Less accumulated depreciation	(1,493,818)	(1,029,212)
Net property, plant and equipment	2,674,404	3,113,002

Intangible assets, net	8,241,654	9,240,640
Prepaid rent, non-current	25,000	42,288
Other assets	21,000	20,000

TOTAL ASSETS	$12,483,370	$12,850,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$—	$1,412,060
Accounts payable	567,341	671,782
Customer deposits	52,151	179,610
Deferred revenue	61,675	—
Accrued expenses	594,335	573,126

Total current liabilities	1,275,502	2,836,578

Notes payable, non-current	2,000,000	—
Other liabilities	109,605	84,144

TOTAL LIABILITIES	3,385,107	2,920,722

Common stock $0.001 par value, 75,000,000 shares authorized; 57,198,166 and 50,739,312 shares issued and outstanding at December 31, 2014 and March 31, 2014, respectively	57,199	50,739
Additional paid-in capital	26,715,337	24,476,940
Accumulated deficit	(17,673,273)	(14,597,262)
Treasury stock, 1,000,000 shares at December 31, 2014 and March 31, 2014	(1,000)	(1,000)

Total shareholders’ equity	9,098,263	9,929,417

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,483,370	$12,850,139

SCIO DIAMOND TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF CASH FLOW
 For the Nine Months Ended December 31, 2014 and 2013
(Unaudited)

	Nine Months Ended	Nine Months Ended
	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net loss	$(3,076,011)	$(3,750,006)
Adjustments to reconcile net loss to net cash used in operating activities:	—
Depreciation and amortization	1,111,209	1,118,114
Loss on impairment of in-process research and development	418,065	—
Expense for warrants, stock and inventory issued in exchange for services and rent	34,200	389,731
Employee stock based compensation	155,000	193,150
Inventory write down	68,722	—
Changes in assets and liabilities:
Decrease/(increase) in accounts receivable	(50,809)	36,459
Decrease in other receivables	89,192	—
Increase in deferred contract costs	(55,739)	—
Decrease/(increase) in prepaid expenses and rent	(12,886)	63,211
Decrease/(increase) in inventory and other assets	(131,107)	139,918
Increase/(decrease) in accounts payable	(104,441)	392,817
Increase/(decrease) in customer deposits	(127,459)	127,222
Increase in accrued expenses	76,866	15,034
Increase in deferred revenues	61,675	125,000
Increase in other liabilities	25,461	25,461

Net cash used in operating activities	(1,518,062)	(1,123,889)

Cash flows from investing activities:
Purchase of property, plant and equipment	(26,007)	(30,486)
Investment in joint venture	(1,000)	—

Net cash used in investing activities	(27,007)	(30,486)

Cash flows from financing activities:
Proceeds from note payable	2,153,615	1,304,746
Payments of notes payable	(1,565,675)	—
Finance charges paid on note payable	—	(214,746)
Proceeds from sale of common stock - net of fees	2,000,000	129

Net cash provided by financing activities	2,587,940	1,090,129

Change in cash and cash equivalents	1,042,871	(64,246)
Cash and cash equivalents, beginning of period	47,987	223,257

Cash and cash equivalents, end of period	$1,090,858	$159,011

Supplemental cash flow disclosures:
Cash paid for:
Interest	$48,000	$18,874
Income taxes	$—	$—

Non-cash investing and financing activities:
Payment of accounts payable and accrued expenses with stock	$55,657	$—